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EXHIBIT 21





                     LIST OF SUBSIDIARIES OF THE REGISTRANT



      Trans Financial Bank, N.A.

      Trans Financial Bank, FSB

      Trans Financial Bank of Tennessee, FSB

      Trans Financial Bank

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